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                                                                      Exhibit 99


                 CERTAIN FACTORS THAT MAY AFFECT FUTURE RESULTS

WE HAVE A HISTORY OF NEGATIVE CASH FLOW AND SIGNIFICANT OPERATING LOSSES

     We had operating losses in each of the last five years and negative cash flow from operating activities in 1998. In 1999, we had operating losses of $30.4 million and cash flows from operating activities of $3.7 million and reported a loss of $0.87 per share applicable to common stockholders. We expect to incur significant expenditures in connection with the acquisition, development and expansion of our network infrastructure, product offerings, information technology systems and employee base. As a result, we expect to incur significant future operating losses and negative cash flow. If our revenues do not increase significantly or the increase in our expenses is greater than expected, we may not achieve or sustain profitability or generate positive cash flow in the future.

WE EXPECT TO REQUIRE ADDITIONAL THIRD-PARTY FINANCING

     Our ability to meet our projected growth will require substantial cash resources. The anticipated expansion of our network infrastructure through year-end 2000 and in 2001, including the addition of co-locations, switches, e.Commerce data centers and other network elements, and our anticipated funding of negative cash flow from operating activities through year-end 2000 and in 2001, will require approximately $475 million of capital. Furthermore, if we acquire other businesses, we may require additional financing. We have a commitment for new senior secured credit facilities for a total principal amount of up to $225 million that we expect to close on or about June 1, 2000. The closing of the new senior secured credit facilities is subject to customary conditions including no material adverse change in our business.

     We expect the proceeds of our proposed common stock offering, the proceeds of our proposed concurrent offering of convertible preferred stock, our current and proposed financing arrangements and cash flow from operations to provide sufficient capital to fully fund our business plan. Our ability to satisfy future capital needs will depend upon our ability to renegotiate or replace our credit and equipment lease facilities, obtain supplemental financing or raise additional capital. If we do not close the new senior secured credit facilities, we can give no assurance that we will be able to renegotiate or replace our credit and equipment lease facilities on acceptable terms or at all. In addition, we may not complete either of our proposed offerings on the proposed terms and in accordance with the proposed schedule, or at all, in which event we may be required to seek alternative financing or modify our business plan. Additional financing may place significant limits on our financial and operating flexibility or may not be available to us. Failure to obtain future financing when needed or on acceptable terms could cause us to delay or abandon our development and expansion plans and could materially adversely affect our growth and ability to compete.

OUR QUARTERLY REVENUES AND OPERATING RESULTS ARE NOT INDICATIVE OF FUTURE PERFORMANCE AND ARE DIFFICULT TO FORECAST

     As a result of our limited operating history as a provider of broadband data, telecommunications and e.Commerce hosting services and the evolving nature of the telecommunications and Internet industries, we may not be able to accurately forecast our revenues. We do not believe that period-to-period comparisons of our operating results are necessarily meaningful, or that investors should rely upon them as indicators of future performance. In one or more future quarters, our results of operations may fall below the expectations of securities analysts and investors. This would likely materially adversely affect the trading price of our stock.

WE CANNOT PREDICT MARKET ACCEPTANCE FOR OUR LOCAL, VODSL, DSL, INTERNET AND e.COMMERCE HOSTING SERVICES

     The markets for Internet access, broadband data, including VoDSL and DSL, web and managed server hosting and competitive local service are in the early stages of development. We have limited experience providing these additional services and can give no assurance that we

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will be able to do so successfully. Our ability to implement this strategy will depend on many factors, including our ability to:

     - upgrade our network and install new equipment

     - successfully meet technical and regulatory requirements with which we have had little experience to date

     - expand, train and manage our employee base

     - operate appropriate financial, operating and information systems

     - successfully integrate these services into our existing business.

     Because we offer services in these new and evolving markets and because current and future competitors are likely to introduce competing services, it is difficult for us to predict the rate at which these markets will grow. We can give no assurance that our new services will receive market acceptance or that prices and demand for these services will be sufficient to achieve or sustain profitable operations. If the markets for our new services fail to develop, grow more slowly than anticipated or become saturated with competitors, our success in these markets could be materially adversely affected.

WE MAY BE UNABLE TO MANAGE RAPID GROWTH

     Our future operating performance will depend upon our ability to implement and manage our growth effectively. Our rapid growth to date has placed, and in the future will continue to place, a significant strain on our administrative, operational and financial resources.

     We anticipate that, in order to successfully expand our business, we will be required to recruit and hire a substantial number of new sales and other personnel. Failure to attract and retain additional qualified sales and other personnel, including management personnel who can manage our growth effectively, or failure to successfully train or integrate such personnel, could materially adversely affect our future operating performance.

     To manage our growth effectively, we will also have to continue to improve and upgrade operational, financial and accounting information systems, controls and infrastructure, as well as control costs and maintain regulatory compliance. The failure to adequately strengthen our financial controls and systems or otherwise manage our growth could materially adversely affect our business, prospects, financial condition and results of operations.

OUR FAILURE TO ACHIEVE OR SUSTAIN MARKET ACCEPTANCE AT DESIRED PRICING LEVELS COULD IMPAIR OUR ABILITY TO ACHIEVE PROFITABILITY OR POSITIVE CASH FLOW

     Prices for telecommunications services have fallen historically, a trend we expect will continue. Accordingly, we cannot predict to what extent we may need to reduce our prices to remain competitive or whether we will be able to sustain future pricing levels as our competitors introduce competing services or similar services at lower prices. Our failure to achieve or sustain market acceptance at desired pricing levels could impair our ability to achieve profitability or positive cash flow, which would have a material adverse effect on our business, prospects, financial condition and results of operations.

WE MAY BE UNABLE TO MEET OUR DEBT OBLIGATIONS

     We have a significant amount of indebtedness. In addition, our indebtedness will increase upon the closing of our new senior secured credit facilities in a total principal amount of up to $225 million with Goldman Sachs Credit Partners and may increase further in the future. Our ability to repay our indebtedness will depend on our future operating performance, which will be affected by prevailing economic conditions and financial, business and other factors. Some of these factors are beyond our control.

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     If we are unable to service our indebtedness or other obligations, we will be forced to examine alternative strategies. These strategies may include reducing or delaying capital expenditures, restructuring or refinancing indebtedness or seeking additional debt or equity financing. We can give no assurance that any of these strategies could be effected on satisfactory terms.

     Our level of indebtedness could have important consequences to our stockholders, including the following:

     - we will have significant and increasing cash interest expense and significant principal repayment obligations with respect to outstanding indebtedness

     - our degree of leverage and debt service obligations could limit our ability to plan for, and make us more vulnerable than some of our competitors to the effects of, an economic downturn or other adverse developments

     - we may need to dedicate cash flow from our operations to debt service payments, making these funds unavailable for other purposes

     - our ability to obtain additional financing in the future for working capital, capital expenditures, debt service requirements or other purposes could be impaired

     - we will have a competitive disadvantage relative to the other companies in our industry with less debt.

OUR INDEBTEDNESS SUBJECTS US TO FINANCIAL AND OPERATING RESTRICTIONS

     Our current senior credit facility and our new senior secured credit facilities each impose, or will impose, operating and financial restrictions on us. These restrictions may limit our ability to:

     - incur additional indebtedness

     - issue stock of any subsidiaries

     - create liens on assets

     - pay dividends, redeem our proposed convertible preferred stock or make other distributions

     - sell assets

     - make capital expenditures

     - enter into sale and leaseback transactions

     - engage in mergers or acquisitions

     - make investments.

Failure to comply with any of these restrictions could limit the availability of borrowings or result in a default under our current senior or new senior secured credit facilities. For the year ended December 31, 1999, and for the remaining term of our current senior credit facility, the lenders agreed to amend the financial covenants in our current senior credit facility to grant us additional operating flexibility. If we had been unable to obtain the agreement of our lenders, we would have been in material noncompliance with our current senior credit facility. We can give no assurance that we will obtain a waiver or amendment for any future noncompliance with either our current senior credit facility or our anticipated new senior secured credit facilities. The terms of any debt or equity financings undertaken by us to meet future cash requirements could further restrict our operational flexibility and adversely affect our financial condition.

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OUR BUSINESS STRATEGY DEPENDS ON SECURING AND MAINTAINING INTERCONNECTION
AGREEMENTS WITH INCUMBENT LOCAL EXCHANGE CARRIERS

     We must enter into agreements for the interconnection of our network with the networks of the incumbent local exchange carriers and other carriers covering each market in which we intend to offer local service. Although we have entered into interconnection agreements in a number of jurisdictions, we can give no assurance that we will successfully renegotiate these agreements as they are due to expire or negotiate additional agreements as we enter new markets. The failure to secure and maintain these agreements could materially adversely affect our ability to become a single-source provider of broadband data, telecommunications and e-Commerce hosting services.

WE DEPEND ON OUR SUPPLIERS AND OTHER SERVICE PROVIDERS

     TRANSMISSION FACILITIES. We lease a portion of our transport capacity. We are dependent upon the availability of fiber optic transmission facilities owned by interexchange carriers, incumbent local exchange carriers, Internet service providers, competitive local exchange carriers and others who lease their fiber optic networks to us. Many of these entities are, or may become, our competitors. Integration of leased fiber mileage into our network will subject us to the risk that the owners of the underlying facilities, who may be competitors, will not maintain or will deny us access to these facilities. Some of these providers are currently experiencing delays in the development of their facilities, and we can give no assurance that we will be able to obtain use of these facilities on a timely basis and in the quantities we require. The risks inherent in utilizing third-party providers include the possible inability to negotiate and renew favorable supply agreements and dependence on the timeliness of the fiber optic transport providers in processing our orders for transmission facilities.

     DIGITAL SUBSCRIBER LINE SERVICES AND VOICE OVER DIGITAL SUBSCRIBER LINE SERVICES. DSL and VoDSL services depend on the quality of copper lines and the maintenance of such lines by incumbent local exchange carriers. We can give no assurance that we will be able to obtain copper lines and the services we require from these carriers on a timely basis or on terms and in quantities satisfactory to us. Our failure to do so could materially adversely affect our ability to offer high-speed Internet access, DSL and VoDSL services.

     OTHER COMPONENTS. We also rely on other companies to supply key components of our network infrastructure, including switching and networking equipment and paging services. These components are only available in the quantities and quality we require from sole or limited sources. From time to time we have experienced delays or other problems in receiving these key components. We can give no assurance that we will be able to obtain such services or facilities on the scale and within the time frames required by us at an affordable cost, or at all.

     CALL RECORDS. The accurate and prompt billing of our customers is dependent upon the timeliness and accuracy of call detail records, including those provided by carriers whose services we resell. We can give no assurance that the current carriers will continue to provide, or that new carriers, including incumbent local exchange carriers, will provide, accurate information on a timely basis. Any carrier's failure to do so could materially adversely affect our future operating performance.

WE MAY FACE RISKS ASSOCIATED WITH POTENTIAL ACQUISITIONS

     We may acquire other businesses that we believe will complement our existing business. These acquisitions will likely involve some or all of the following risks:

     - the difficulty of assimilating the acquired operations and personnel

     - the potential disruption of our ongoing business

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     - the diversion of resources

     - the possible inability of management to maintain uniform standards, controls, procedures and policies

     - the possible difficulty of managing our growth and information systems

     - the risks of entering markets in which we have little experience

     - the potential impairment of relationships with employees or customers.

These transactions may be required for us to remain competitive. We can give no assurance that we will be able to obtain required financing for such transactions or that such transactions will occur.

COMPETITION IN OUR INDUSTRY IS INTENSE AND GROWING, AND WE MAY BE UNABLE TO COMPETE EFFECTIVELY

     Our industry is highly competitive, and we expect competition to intensify in the future. We do not have a significant market share in any of our markets. Most of our actual and potential competitors have substantially greater financial, technical, marketing and other resources, including brand or corporate name recognition, than we do. Our success will depend upon our ability to provide high-quality services at competitive prices. Any reduction in the prices of long distance, local, VoDSL, DSL, e.Commerce hosting or other services by our competitors could materially adversely affect our business, prospects and financial condition.

     We also face the following specific competitive risks:

  OVERALL TELECOMMUNICATIONS MARKET

     - LARGER AND MORE COMPETITIVE COMPANIES RESULTING FROM TELECOMMUNICATIONS MERGERS. A continuing trend towards business combinations and alliances in the telecommunications industry may create significant new competitors to us. Many of these combined entities will have resources far greater than ours. These combined entities may provide a bundled package of telecommunications products, including local and long distance voice, VoDSL and DSL services, that competes directly with the products we offer. These entities may also offer services sooner and at more competitive rates than we do.

     - THE COMPETITIVE IMPLICATIONS OF OTHER TECHNOLOGIES. We also face competition from fixed wireless services, wireless devices that do not require site or network licensing, cellular, personal telecommunications services, other commercial mobile radio service providers and Internet telephony.

     - ENTRANCE OF FOREIGN COMPANIES INTO U.S. MARKETS. In February 1998, Federal Communications Commission rules went into effect that make it substantially easier for many foreign telecommunications companies to enter the U.S. telecommunications market. This may further increase the number of competitors.

     - INTERNATIONAL MARKETS ARE HIGHLY COMPETITIVE. We compete in the highly competitive international wholesale market to obtain routes that can be profitably sold to other carriers. The routes that we can sell favorably are subject to change without notice, and it is very difficult to forecast revenue and associated margins. Loss of traffic could materially adversely affect our operating revenues.

  LONG DISTANCE SERVICES MARKET

     - CUSTOMER TURNOVER. The long distance industry is characterized by a high level of customer attrition, or "churn". Our revenues have been, and are expected to continue to be, affected by churn.

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     - EFFECT OF NEW RATES AND RATE PLANS.  AT&T, MCI WorldCom, Sprint and other carriers have implemented price plans aimed at residential customers with significantly simplified rate structures. These price plans and simplified rate structures may lower long distance prices. Long distance carriers have made similar offerings available to the small and medium-sized businesses we primarily serve, creating additional pricing competition and creating pressure on our gross margins. If we are unable to reduce costs in a timely manner, our margins may be significantly reduced.

     - ENTRANCE OF THE REGIONAL BELL OPERATING COMPANIES INTO THE IN-REGION LONG DISTANCE MARKET. We anticipate that a number of regional Bell operating companies will seek authority to provide in-region long distance services in 2000 and beyond. To date, only Bell Atlantic -- New York has received authority to provide in-region long distance services. Bell Atlantic has also filed to seek approval to provide long distance service in Massachusetts. Regional Bell operating companies which receive authority to offer widespread in-region long distance services are in a position to offer single-source local and long distance services in direct competition with us.

  LOCAL SERVICES MARKET

     - NEED TO COMPETE WITH INCUMBENT LOCAL EXCHANGE CARRIERS. In the local telecommunications market, our primary competitor is currently the incumbent local exchange carrier serving each geographic area. An incumbent local exchange carrier is an established provider of dedicated and local telephone services to all or virtually all telephone subscribers within its service area. Incumbent local exchange carriers benefit from:

        - longstanding relationships with their customers

        - greater financial and technical resources

        - the ability to subsidize local services with revenues from other businesses

        - recent regulations that relax price restrictions and decrease regulatory oversight of incumbent local exchange carriers.

      If the incumbent local exchange carriers are allowed additional flexibility by regulators to offer discounts to large customers, engage in aggressive discount pricing practices or charge competitors excessive fees for interconnection to their networks, the revenue of their competitors, including us, could be materially adversely affected.

     - ENTRANCE OF LARGE LONG DISTANCE AND OTHER COMPANIES INTO THE LOCAL MARKET. We also face competition in local markets from other new entrants, including long distance and other carriers, many of which have significantly greater financial resources than we do. For example, AT&T, MCI WorldCom and Sprint have each begun to offer local telecommunications services in major U.S. markets. Other entities that currently or may offer local switched services include companies that have previously operated as competitive access providers, cable television companies, electric utilities, microwave carriers, wireless telephone system operators and large customers who build private networks. These entities, upon entering into appropriate interconnection agreements or resale agreements with incumbent local exchange carriers, including regional Bell operating companies, could offer single-source local and long distance services similar to those offered by us.

     - CHANGING GOVERNMENT REGULATIONS. Competition in local services has also increased as a result of changing government regulations. The federal Telecommunications Act of 1996 has increased competition in the local telecommunications market. The Telecommunications Act:

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        - requires incumbent local exchange carriers to interconnect their networks with those of requesting telecommunications carriers and to allow requesting carriers to co-locate equipment at the premises of the incumbent local exchange carriers

        - allows long distance carriers authorized to provide local service to resell local services

        - requires incumbent local exchange carriers to offer to requesting telecommunications carriers network elements on an unbundled basis

        - requires incumbent local exchange carriers to offer to requesting telecommunications carriers the services they provide to end-users at wholesale rates.

Competition may also increase as a result of a 1997 World Trade Organization agreement on telecommunications services. As a result of the agreement, the FCC has made it easier for foreign companies to enter the U.S. telecommunications market.

  DATA SERVICES AND WEB AND MANAGED SERVER HOSTING MARKETS

     The markets for data communications, web and managed server hosting and Internet access services are extremely competitive and characterized by rapid technological innovation. There are no substantial barriers to entry, and we expect that competition will intensify in the future. We expect significant competition from a large variety of companies, including long-distance service providers, cable modem service providers, Internet service providers, on-line service providers, wireless and satellite data service providers and other companies focusing on DSL and VoDSL services. These companies may offer competing products with prices or other characteristics that are more attractive than our own.

WE MAY BE UNABLE TO ADAPT TO TECHNOLOGICAL CHANGE

     The telecommunications industry has been, and is likely to continue to be, subject to:

     - rapid and significant technological change, including continuing developments in DSL technology, which does not presently have widely accepted standards

     - frequent introductions of new services and alternative technologies, including new technologies for providing high-speed data services

     - evolving industry standards.

     We expect that new products and technologies will emerge that may be superior to, or may not be compatible with, some of our products or technologies. Changes in technology could cause more competitors to enter the industry, including the network-based local market and high-speed data transport market in which we compete. Also, technological changes, including advancements in emerging wireline and wireless technologies and Internet services and technologies, could result in lower retail rates for telecommunications services. These changes could materially adversely affect our ability to price services competitively or achieve profitability.

     We cannot predict with certainty the effect of technological changes on our business. Our future success will depend, in part, on our ability to anticipate and adapt to technological changes and to offer, on a timely basis, services that meet customer demands and evolving industry standards. We rely in part on third parties, including competitors, for the development of and access to telecommunications and networking technology. As a result, we may be unable to obtain access to new technology on a timely basis or on satisfactory terms. Failure to adapt successfully to any technological change or obsolescence, or the failure to obtain access to important technologies, could materially adversely affect our future operating performance.

WE DEPEND ON INDEFEASIBLE RIGHTS-OF-USE, RIGHTS-OF-WAY AND SIMILAR AGREEMENTS

     To further develop our network, we may need to obtain indefeasible rights-of-use, local franchises, permits, rights to utilize underground conduit and aerial pole space and other rights-

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of-way. We would need to obtain these rights from entities such as incumbent local exchange carriers, other utilities, railroads, long distance companies, state highway authorities, local governments and transit authorities. We can give no assurance that we, or the providers on whom we depend, will be able to obtain and maintain the permits and rights we may need on acceptable terms. Cancellation or non-renewal of these arrangements could materially adversely affect our business in the affected area.

THE TELECOMMUNICATIONS ACT OF 1996 AND OTHER GOVERNMENT REGULATION COULD ADVERSELY AFFECT US

     Telecommunications services are subject to significant regulation at the federal, state, local and international levels. Delays in receiving required regulatory approvals, or new legal requirements, may materially adversely affect our business, financial condition, results of operations and prospects. In particular, we face the following regulatory risks:

     - NEED TO COMPLY WITH FEDERAL REGULATIONS. We are regulated at the federal level by the FCC. We are required to file and maintain domestic and international tariffs containing the currently effective rates, terms and conditions of service for our long distance services. We are also required to maintain an FCC authorization in connection with our international services. The FCC has the authority to sanction us or revoke our authorization if we violate applicable law.

     - LEGAL AND ADMINISTRATIVE BURDEN OF COMPLIANCE WITH DIVERSE STATE REGULATIONS. Our telecommunications operations are also subject to state laws. Compliance with state regulations, challenges by third parties to our tariffs or complaints about our practices could cause us to incur substantial expenses.

     - DIFFICULTY PREDICTING THE IMPACT OF THE TELECOMMUNICATIONS ACT. The Telecommunications Act has resulted in comprehensive changes in the regulatory environment for the telecommunications industry and has materially affected the competitive environment. We cannot predict how the FCC, state regulators, courts and the incumbent local exchange carriers will interpret and implement the relevant provisions of the Telecommunications Act.

     - CHANGES IN ACCESS CHARGES AND UNIVERSAL SERVICE. Changes in access charges and universal service will affect our cost of providing long distance service and our revenue from providing local services. Changes in the regulations requiring incumbent local exchange carriers to provide equal access for the origination and termination of calls by long distance subscribers, or in the regulations governing access charge rates or universal service contribution, could materially adversely affect our business, prospects, financial condition and results of operations.

     - CHANGES IN PAYPHONE COMPENSATION. Changes in payphone compensation will affect our cost of providing long distance service. Long distance carriers must compensate payphone owners for each and every call completed from a payphone. Changes in the amount of compensation or claims by payphone owners for compensation could adversely affect our financial results.

     - UNCERTAINTY OF THE EVOLVING REGULATORY ENVIRONMENT. There is considerable uncertainty regarding numerous regulatory issues in the telecommunications industry, including the legal status of complaints filed at the FCC to enforce interconnection agreements and the applicability of existing regulations to new technologies such as Internet telephony. We cannot predict the impact of these and other regulatory developments on our business.

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WE DEPEND ON OUR BILLING, CUSTOMER SERVICE AND INFORMATION SYSTEMS

     Integrated management information and processing systems are vital to our growth and our ability to monitor costs, bill customers, process customer orders and operate efficiently. As we continue our transition to being an integrated telecommunications provider, the need for sophisticated billing and information systems will increase significantly. The cost of implementing these systems has been, and we expect will continue to be, substantial.

     In addition, any of the following developments could materially adversely affect our business condition, prospects or financial condition:

     - failure of vendors to deliver the required services or information in a timely and effective manner and at acceptable costs

     - our failure to adequately identify and integrate all of our information and processing needs

     - failure of our processing or information systems to perform as expected

     - our failure to upgrade systems as necessary and on a timely basis.

WE DEPEND ON THE PROMPT COLLECTION OF CUSTOMER PAYMENTS AND FACE RISKS RELATING TO OUR CUSTOMERS' LIQUIDITY

     Because we generally render our services prior to receiving payment, we are dependent upon the prompt collection of payment of our customers' bills. In turn, we are dependent upon the creditworthiness of our customers and adequate revenue assurance programs. The failure of our customers to pay their bills in a timely manner or our failure to accurately assess the creditworthiness of our customers and implement adequate revenue assurance programs could materially adversely affect our financial results.

WE MUST SECURE AND MAINTAIN PEERING ARRANGEMENTS WITH INTERNET SERVICE PROVIDERS

     We may need agreements, which are referred to as peering agreements, with Internet service providers in order to exchange traffic with these providers without being required to pay transmission costs. The basis on which the major Internet service providers make peering available or impose settlement charges is evolving. Recently, companies that have previously offered peering have reduced or eliminated peering relationships and are establishing new and more restrictive criteria. Furthermore, if increasing costs and other requirements associated with maintaining peering with the major national Internet service providers develop, we may have to comply with those additional requirements in order to maintain peering relationships. Failure to establish and maintain peering relationships would cause us to incur additional operating expenses or abandon certain elements of our strategy, which could materially adversely affect our business condition, prospects and financial condition.

WE MAY BE UNABLE TO ATTRACT AND RETAIN MANAGEMENT PERSONNEL AND OTHER EMPLOYEES

     Our success depends to a significant extent upon the abilities and continued efforts of our management team, particularly Robert T. Hale, Jr., our chief executive officer and president, Robert T. Hale, the chairman of our board, and other members of our senior management team. Only one of our executive officers is subject to an employment agreement providing for continuing employment. The loss of any of these individuals could materially adversely affect our business, prospects and financial condition. Our success will also depend upon our ability to hire and retain additional personnel, including technical and sales personnel. Competition for qualified personnel in the telecommunications industry is intense. Difficulty in hiring and retaining personnel could materially adversely affect our future operating performance.

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WE ARE SUBJECT TO THE RISK OF SYSTEM FAILURE AND SECURITY RISKS

     Our success in attracting and retaining customers requires us to provide adequate network reliability, capacity and security. Our networks and the networks upon which we depend are subject to physical damage, power loss, capacity limitations, software defects, breaches of security by computer virus, break-ins or otherwise and other factors. Any of these occurrences may cause interruptions in service or reduced customer capacity. Interruptions in service, capacity limitations or security breaches could materially adversely affect future operating performance.

EXISTING STOCKHOLDERS CAN EXERT CONSIDERABLE CONTROL OVER US

     Approximately 82% of our common stock is owned or voted by Robert T. Hale and Robert T. Hale, Jr., each an officer and director. Consequently, management has considerable control over all of our affairs and controls the election of all members of our board of directors and the outcome of all corporate actions requiring stockholder approval. The interests of our management may differ from those of other stockholders, and non-management stockholders have limited control over our affairs.

PROVISIONS OF OUR CHARTER AND BY-LAWS COULD ADVERSELY AFFECT OUR STOCK PRICE

     Our certificate of incorporation and by-laws include provisions that may discourage, delay or impede a change in control of Network Plus or prevent the removal of incumbent directors, even if stockholders believe the action is in their best interests. Among other things, the certificate of incorporation provides for a classified board of directors. In addition, the certificate of incorporation allows the board of directors to issue shares of preferred stock and fix the rights, privileges and preferences of those shares without any further vote or action by the stockholders. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future, including the stock issuable in our proposed convertible preferred stock offering. Any issuance of preferred stock could make it more difficult for a third-party to acquire control of Network Plus. In addition, our certificate of incorporation and by-laws limit the manner in which directors may be nominated by the stockholders and in which proposals may be made at stockholder meetings. We are also subject to Section 203 of the Delaware general corporation law, which could delay or prevent a change of control. To the extent that these provisions discourage takeover attempts, they could deprive stockholders of opportunities to realize takeover premiums for their shares or could depress the trading price of our stock.

OUR STOCK PRICE IS EXTREMELY VOLATILE, AND INVESTORS MAY NOT BE ABLE TO RESELL THEIR SHARES AT OR ABOVE THEIR PURCHASE PRICE

     The price at which our stock trades is likely to continue to be volatile and may fluctuate widely due to factors such as:

     - our historical and anticipated quarterly and annual operating results

     - variations between our actual results and analyst and investor expectations or changes in financial estimates and recommendations by securities analysts

     - announcements by us or others and developments affecting our business

     - investor perceptions of our company and comparable public companies

     - conditions and trends in the telecommunications and Internet industries.

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     In particular, the stock market has from time to time experienced significant price and volume fluctuations affecting the stock of telecommunications and Internet companies. Fluctuations may be unrelated or disproportionate to company performance. These fluctuations may result in a material decline in the trading price of our stock. In addition, fluctuation in the market price of our stock could result in shareholder lawsuits, which potentially could impact our business.

THE SALE OF LARGE NUMBERS OF SHARES OF OUR COMMON STOCK COULD DEPRESS OUR STOCK PRICE

     We expect that approximately 59,579,245 shares of common stock will be outstanding immediately following our proposed common stock offering. In addition, we will reserve shares of common stock for issuance upon conversion of the shares of convertible preferred stock being offered concurrently in a separate offering. We have also reserved shares of common stock for issuance upon exercise of stock options and warrants outstanding and for future issuances under our stock plans. Under the proposed terms of the convertible preferred stock we will have the option of paying dividends on, or any applicable redemption call price for, the convertible preferred stock in common stock rather than cash. All the estimated 5,000,000 shares of common stock sold in our proposed common stock offering, plus any shares issued upon exercise of the underwriters' over-allotment option in such offering or issued upon conversion of shares of convertible preferred stock, will be freely transferable, unless they are held by our "affiliates" as that term is used under the Securities Act. Of the estimated 54,579,245 remaining shares of common stock that will be outstanding immediately following our proposed common stock offering, we anticipate that approximately 9,569,736 shares will be transferable without restriction, 43,543,137 shares will be transferable pursuant to Rule 144 under the Securities Act subject to lock-up agreements that generally prohibit any sales until 90 days following the offering without the consent of the underwriters, and 1,311,333 shares not subject to lock-up agreements will be transferable pursuant to Rule 144. In addition, holders of warrants to purchase an aggregate of 1,405,333 shares of common stock may exercise those warrants and require us to register the underlying common stock at any time.

     The market price of our common stock could decline as a result of sales of a large number of shares of our common stock in the market, or the perception that such share sales could occur. These sales might also make it more difficult for us to sell equity securities in the future at a price that we think is appropriate, or at all.

WE DO NOT PLAN TO PAY DIVIDENDS IN THE FORESEEABLE FUTURE AND, AS A RESULT, STOCKHOLDERS WILL NEED TO SELL SHARES TO REALIZE ANY RETURN ON THEIR INVESTMENT.

     We have not declared or paid any cash dividends on our stock since our initial public offering in June 1999. We intend to retain any future earnings to finance the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. Consequently, stockholders will need to sell shares of stock in order to realize a return on their investment, if any.


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FORWARD-LOOKING STATEMENTS ARE INHERENTLY UNCERTAIN

     We make forward-looking statements in the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" sections and elsewhere in this report. For this purpose, any statement that is not a statement of historical fact is a forward-looking statement. These forward-looking statements include, but are not limited to, statements about our plans, objectives, expectations, intentions and assumptions and other statements that are not historical facts. We generally intend the words "expect", "anticipate", "intend", "plan", "believe", "seek", "estimate" and similar expressions to identify forward-looking statements.

     Because these forward-looking statements involve risks and uncertainties, including those described in this "Certain Factors That May Affect Future Results" section, our actual results may differ materially from those expressed or implied by these forward-looking statements. We do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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